KARAT PACKAGING INC.

Subject: POLICY ON INSIDER TRADING

Affects: All Employees (Including Temporary Employees) Independent Consultants, Contractors, and Members of the Board of Directors of Karat Packaging Inc. and its subsidiaries (collectively, the “Company”).

Introduction

You may learn confidential and sensitive information concerning the Company, its vendors, suppliers, distributors, or other companies with which the Company has business or contractual relationships. Some of this information has the potential for affecting the market price of the stock of the Company or the other companies involved.

The federal securities laws impose considerable civil and criminal penalties on anyone who improperly obtains or uses material, non-public information in connection with a purchase or sale of stock or securities. In addition to civil damages of up to three times the profit gained, an individual may be subject to criminal sanctions, including imprisonment of up to 20 years and a criminal fine of up to $5,000,000, for any violation. The United States Securities and Exchange Commission (“SEC”) and courts have significant power to impose penalties for violations of the insider trading laws. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously, both from a criminal and civil perspective, against both individuals and companies.

With this in mind, you are asked to carefully read this Policy on Insider Trading. You are encouraged to contact the Chief Financial Officer if you have any questions regarding, or do not understand any aspect of, this Policy. In addition to serving as a resource regarding compliance with the insider trading laws, the Chief Financial Officer is responsible for monitoring compliance with this Policy and is accountable to the Company’s Board of Directors.

Failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by the Company, including discharge from employment or service.

Explanation of the Law

The Company’s common stock is publicly traded on The Nasdaq Global Select Market (“Nasdaq”). Federal securities laws and regulations generally make it illegal to buy or sell shares of stock (or other securities) of a company while you are aware of material non-public information concerning that company. It is also illegal to share material, non-public information with a third party (commonly called “tipping”) so that the third party can buy or sell the stock. These prohibitions apply to the common stock of our Company and any other securities, including debt securities, of the Company.

What is “material, non-public information”?

“Material” information is any information that (a) a reasonable person likely would consider important in deciding whether to buy, sell or retain a security or (b) could be expected to affect the market price of a company’s stock, whether positive or negative. The following list are examples of information that will generally be regarded as material. These are examples only, and not intended as a complete list of what could be considered material inside information:
•matters involving new products or significant changes in corporate objectives;
•information about significant increases or decreases in the Company’s sales or financial performance;

•matters relating to a new financing;
•gain or loss of a significant vendor, distributor, or supplier;
•earnings-related information, including preliminary financial results, either positive or negative;
•new internally developed financial projections;
•a pending or proposed merger, acquisition, joint venture, tender offer or exchange offer;
•a pending or proposed sale or disposition of significant assets;
•changes in dividend policies, the declaration of a stock split or the offering of additional securities;
•impending bankruptcy or financial liquidity problems;
•changes in senior management;
•changes in auditors or notification that an audit report can no longer be relied upon;
•a material failure, interruption, or security breach in the Company’s information technology systems;
•changes in credit ratings; or
•significant litigation or notifications from regulatory agencies (such as the SEC or the Federal Trade Commission) or from an exchange or market on which Company securities are listed.

It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all the facts and circumstances. Information that is material at one point and time may cease to be material at another, and vice versa. Determinations regarding the “materiality” of information are inherently judgment based; the Chief Financial Officer is always available to assist you if you are unsure about what is or is not material information. Please remember that the public, media, and authorities may use hindsight in judging what information is material.

“Non-public” information is any information that has not been disclosed broadly to the marketplace and that the investing public has not yet had time to absorb and evaluate. Information is considered to be available to the public only when it has been publicly released or announced (for example, by means of a press release or a filing with the SEC) and enough time has passed to permit the market to learn about and evaluate the information. (at least one full trading days after the date of the public disclosure or announcement). For example, if the Company makes an announcement on a Monday (prior to the opening of the market), you should not trade in Company securities until Tuesday.

The Company’s Policy

1.Trading Company Securities Is Prohibited Except During a Trading Window and After Obtaining Pre-Clearance

In view of the Company’s significant interest in avoiding even the appearance of trading impropriety, Covered Individuals may purchase or sell securities of the Company (i) only during the Company’s quarterly trading window and (ii) only after obtaining pre-clearance from the Company's Chief Financial Officer. These trading restrictions apply to all purchases or sales of Company securities, including open-market purchases and sales of the Company’s common stock, as well as transactions involving derivatives of the Company’s securities. Please refer to Section 5 of this Policy for further explanation. Please note, however, that it is the Covered Individual’s sole responsibility to comply with all applicable securities laws. The Company does not undertake any obligation with respect to a Covered Individual’s securities law compliance by virtue of pre-clearing any particular trade, and the Company urges each Covered Individual to consult his or her legal counsel before engaging in transactions. Any advice regarding pre-clearance of a proposed transaction will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any such trade. Clearance of a proposed transaction is valid for five (5) business days. If the transaction order is not completed within that period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Individual requesting such clearance.

The quarterly trading window for the Company opens on the third trading day following the day that the Company’s quarterly or annual report with SEC is filed in a given quarter and the trading window closes two weeks before the end of such quarter.

Pre-clearance for all trades or transactions described above must be obtained by contacting Jian Guo, Chief Financial Officer, at jian.guo@karatpackaging.com.

There are no exceptions to the policy of restricting trading to the quarterly trading window. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances to insider trading liability.

2. 0b5-1 Plans.

The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented, and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when they are not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. The insider must also establish that he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

Trades pursuant to a Rule 10b5-1 plan generally may occur at any time subject to the applicable cooling-off period between the establishment of a Rule 10b5-1 plan and commencement of any transactions under such plan. Trades pursuant to a Rule 10b5-1 plan may occur (1) 90 days following the plan’s adoption or modification; or (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the trading plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). Trades by employees (who are not officers or directors) pursuant to a Rule 10b5-1 plan may occur 30 days following the plan's adoption or modification. An individual may not adopt more than one plan unless permitted under Rule 10b5-1. A modification or change to the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a Rule 10b5-1 plan is deemed a termination of such plan, and the adoption of a new Rule 10b5-1 plan, and such new adoption will trigger a new cooling-off period.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Section 1 of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Section 1 of this Policy.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Section 1 of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Chief Financial Officer. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

3. No Trading On Material, Non-Public Information.

If you are aware of material, non-public information about the Company, you may not (i) buy or sell stock or other securities issued by the Company or engage in any other action or conduct to take personal advantage of that information, either directly or indirectly, or (ii) pass along the information to others outside the Company, including family members or friends (so-called “tipping”).

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the SEC and the Nasdaq investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against individuals as a result of trading by employee through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. It does not matter if a transaction may be necessary or justifiable for independent reasons (such as a need to raise money for an emergency), and there are no exceptions for small or “immaterial” transactions. Use of material inside information is never permitted.

The Company recommends that you do not recommend or suggest that someone buy, sell or retain the Company’s stock. This will minimize the chance that you could be subject to liability for tipping. You should never make recommendations or express opinions about trading in Company securities on the basis of material non-public information to any person.

You also should not:

•Disclose material non-public information to individuals (i) within the Company whose jobs do not require them to have that information or (ii) outside the Company, including to family members, friends, business associates, and investors, unless such disclosure is authorized by the Company; or
•Respond to any requests for information (particularly financial results and/or projections), including to affirm or deny information about the Company, from anyone outside the Company, such as a stock analyst. If you receive any such requests, please contact the Chief Financial Officer.

To allow for adequate public dissemination and evaluation of material information after public disclosure, you should allow a reasonable period of time to elapse (at least one full trading days after the date of the public disclosure or announcement) before trading. For example, if the Company makes an announcement on a Monday (prior to the opening of the market), you should not trade in Company securities until Tuesday.

4. Transactions by Family Members.

The restrictions on trading Company securities imposed by this Policy also apply to (i) the members of your immediate family who reside with you (i.e., any spouse, parents, children (including children away at college), grandchildren, grandparents, in-laws and siblings) and any other persons living in your household and (ii) any family members who do not live with you but whose transactions in Company securities are directed by, or subject to, your influence or control. Accordingly, you are responsible for informing any such persons of this Policy and ensuring that they conform their actions to the requirements of this Policy.

5. Company Plans.

The restrictions on trading also apply to certain transactions under Company plans, as follows.

•Stock Options. Although the restrictions in this Policy do not apply to the exercise of stock options granted to you by the Company, they do apply to the sale of the stock by you after you have exercised those options. The restrictions would also apply to broker- assisted cashless exercises of your options, or any other market sale where you are simultaneously selling some of the shares of your stock in order to pay the exercise price of options.
•Restricted Stock. This Policy does not apply to the vesting and settlement of restricted stock, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of stock after vesting.

6. Transactions in Other Public Company Securities.

If you are working on a matter involving another publicly-held company, including a supplier, distributor, vendor, customer, partner, or company with which the Company has entered into or is negotiating a business or contractual relationship or transaction, you ’may not trade in the securities of such company on the basis of material non-public information, including information that you have obtained in the course of your employment with the Company. Additionally, if you are aware of material non-public information about any such company, you must not recommend or suggest that anyone buy, sell or retain securities of that company. Examples of material non-public information affecting another company include information about a major contract or potential merger. Note that even if information is immaterial to the Company, it may nevertheless be material to the other entity.

Regardless of whether you are working on a matter involving any of the foregoing types of suppliers, distributors, vendors, etc., you must notify the Company’s Chief Financial Officer before taking a “material position” in the securities, or becoming a member of the Board of Directors, of such a company. For these purposes, “taking a material position” means acquiring beneficial ownership of greater than 5% of such outstanding securities or investing 10% or more of your net worth in such securities.

7. Other Trading Restrictions.

In addition to the trading restrictions described above, you are specifically prohibited from:

•Short selling Company securities (i.e., selling securities that you do not own at the time of sale); and
•Purchasing securities or other financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities or diminish the full ownership risks and rewards of your direct or indirect Company stock holdings. Examples of hedging transactions include “costless collars,” forward sale contracts, equity swaps, and exchange funds.

8. Post-Termination Transactions.

This Policy applies even after termination of your employment or service with the Company. If your service as an employee of the Company terminates while you are aware of material non-public information regarding the Company, you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the information has become public or is no longer material.

9. Stop-Transfer Instructions.

The Company may, in its discretion, provide stop-transfer instructions to its transfer agent in order to enforce trading restrictions imposed by this Policy, including, without limitation, restrictions relating to post-termination transactions.

10. Violations.

As mentioned in the Introduction to this Policy, any person who violates the federal securities laws has committed a crime and may be subject to imprisonment and a criminal fine of up to $5,000,000 and imprisonment for up to 20 years. A violator may also be personally liable in civil lawsuits for up to three times the profit gained for the harm caused by illegal trading by the violator or by third parties trading on material, non-public information provided by or through the violator. The Company will cooperate with any state or federal law enforcement agency investigating or prosecuting individuals for allegedly trading on or transmitting material, non- public information.

If you have any questions about this Policy on Insider Trading, or if you have any concerns regarding a proposed transaction involving the Company’s stock, you are encouraged to contact our Chief Financial Officer. You should note, however, that as a matter of law and corporate policy, you are ultimately responsible for conforming your actions to the requirements of the insider trading laws and the Company’s Policy on Insider Trading. Regardless of any advice or information you receive, you will bear the consequences of any legal or policy violations. Furthermore, the Chief Financial Officer's failure to raise an objection to a transaction will not constitute a recommendation by the Company or any of its directors, officers or employees that you engage in that transaction.

Failure to observe and comply with all of the provisions contained in this policy may subject you to disciplinary action by the Company, including discharge. The Company reserves the right to amend this Policy on Insider Trading at any time but intends to provide reasonable written notification of any such revision.